Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Cancer Genetics, Inc. & Subsidiaries of our report dated April 15, 2019, relating to the consolidated financial statements of Cancer Genetics, Inc. & Subsidiaries as of December 31, 2018 and for the year then ended, before the effects of the adjustments for discontinued operations and a reverse stock-split, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ RSM US LLP

New York, NY

October 16, 2020